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                        Pomeroy Computer Resources, Inc.
                 Exhibit 11 - Computation of Earnings Per Share
                    (in thousands, except per share amounts)


                                               Quarter Ended
                                                 April  5,
                                              ----------------
                                               2001     2002
                                              -------  -------
BASIC
Weighted average common shares
outstanding                                    12,576   12,698
                                              =======  =======

Net income                                    $ 2,926  $ 4,663
                                              =======  =======

Net income per common share                   $  0.23  $  0.37
                                              =======  =======

DILUTED
Weighted average common shares
outstanding                                    12,576   12,698

Dilutive effect of stock options outstanding
during the period                                 141       91

                                              -------  -------
Total common and common equivalent
shares                                         12,717   12,789
                                              =======  =======

Net income                                    $ 2,926  $ 4,663
                                              =======  =======

Net income per common share                   $  0.23  $  0.36
                                              =======  =======
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